FieldPoint Petroleum Plans for Second Well In Lea County, New Mexico

Jan 9, 2012

AUSTIN, Texas (Jan 9, 2012) / PRNewswirel/ - FieldPoint Petroleum Corporation (NYSE/AMEX: - FPP), today announced that the Company plans to move forward with drilling a second well in section 15 of the East Lusk Federal field in Lea County, New Mexico.

FieldPoint’s President and CEO, Ray Reaves, said “We are excited that our drilling partner has filed the permit for well number two on this property.  As you know, this well had been planned contingent upon the results from well #1, which we have been very pleased with to date.  With continued success, this drilling program has the potential to take FieldPoint to the next level in terms of revenue, earnings and reserves.  We are now taking a hard look at other possible drilling sites on this property but we remain committed to exploring all opportunities with the goal of continuing to build shareholder value.”

As with the recently completed well #1 in this section, the Company will have a 43.75% working interest in this well.  We believe that this well could be completed in the third quarter of this year, pending permit approvals, weather and other variables outside our control.

About FieldPoint Petroleum Co. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming

 This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and for unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692

fppc@ix.netcom.com